Exhibit 99.1
Astec Industries, Inc.
NEWS RELEASE
   1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax 899-4456

ASTEC INDUSTRIES, INC. ACQUIRES
INDUSTRIAL MECHANICAL & INTEGRATION

CHATTANOOGA, Tennessee, (September 30, 2009)  Astec Industries, Inc. (NASDAQ:ASTE) announced today the acquisition of Industrial Mechanical & Integration (“IMI”) located in Walkerton Ontario, Canada. IMI is a small company with unique machine technology used to make wood pellets. Rick Minke, President of IMI and key employees have agreed to remain with the company to further develop and promote this new technology. IMI has been testing the technology for two years and is now making the first group of production machines. According to Dr. J. Don Brock, Chairman and Chief Executive of Astec Industries, Inc., “We are excited about the potential of this new technology. Conventional pellet production machines were designed for easy to use materials and do not always work well with a wide variety of wood species. With this acquisition, Astec Industries, Inc. can provide a one stop solution to customers desiring to own a pellet plant that can process material from round wood all the way to the finished product.  We are well positioned to be a turnkey supplier to the growing wood pellet industry. Many companies in the Astec Industries, Inc. family of companies already make components needed by this market. The acquisition of IMI is in line with our continuing effort to grow the renewable fuel portion of our business.  We believe wood pellets will be an important part of the renewable energy standards that are being adopted in the USA and around the world.”

To find out more about IMI go to www.industrial-mi.com.

Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for building and restoring the world’s infrastructure. Astec’s manufacturing operations are divided into four primary business segments: asphalt production equipment, mobile asphalt paving equipment, aggregate processing and mining equipment, and underground boring, directional drilling and trenching equipment. Additionally, the Company owns a business unit that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about future performance of Industrial Mechanical & Integration and improvements to existing IMI business operations and the use of wood pellets and the growth of the wood pellet and renewable fuel industries. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com